EARNINGS RELEASE

SUPPLEMENTAL DATA

FIRST QUARTER / 2014

MAA

6584 POPLAR AVENUE MEMPHIS, TN 38138
WWW.MAAC.COM

TABLE OF CONTENTS
Overview	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data/Funds from Operations	9
Consolidated Balance Sheets	10
Non-GAAP Financials and Other Definitions	11
Portfolio Statistics	S-1
Components of Property Net Operating Income for Multifamily Portfolio	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Proforma Combined Same Store Comparisons	S-6
Multifamily Development Pipeline	S-8
Multifamily Lease-up Communities	S-8
Commercial Properties	S-8
2014 Acquisition/Disposition Activity	S-9
Debt and Debt Covenants as of March 31, 2014	S-10
EBITDA and Balance Sheet Ratios	S-12
2014 Guidance	S-13
Credit Ratings/Common Stock/Investor Relations Data	S-14

OVERVIEW

MAA REPORTS FIRST QUARTER RESULTS
MEMPHIS, Tenn., April 30, 2014 /PRNewswire/ -- MAA (NYSE: MAA) today announced operating results for the quarter ended March 31, 2014.

Eric Bolton, Chairman and Chief Executive Officer, said “First quarter performance was better than we expected with favorable operating results and lower general and administrative costs driving Core Funds from Operations above the mid-point of our guidance range. As we head into the peak leasing season, we believe first quarter trends support our outlook for another year of solid growth in net operating income. We are nearing completion of the remaining integration activities resulting from our merger transaction that we closed late last year and look forward to fully capturing the benefits over the next several quarters.”

Funds from Operations
For the quarter ended March 31, 2014, Funds from Operations, or FFO, was $97.4 million, or $1.23 per diluted share/unit, or per Share, compared to $55.2 million, or $1.25 per Share, for the quarter ended March 31, 2013. Core FFO for the quarter ended March 31, 2014, which excludes merger and integration costs related to the merger with Colonial Properties Trust, or Colonial, as well as other non-routine items to facilitate comparison of performance between periods, was $95.6 million, or $1.21 per Share, compared to $55.2 million, or $1.25 per Share, for the quarter ended March 31, 2013.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in this release.

Net Income Available to Common Shareholders
For the quarter ended March 31, 2014, MAA recorded net income available to common shareholders of $14.9 million, or $0.20 per diluted common share, compared to net income of $21.2 million, or $0.50 per diluted common share for the same period in 2013. Results for the first quarter included $5.9 million, or $0.08 per diluted common share, of merger and integration expenses related to the merger with Colonial, and $8.6 million, or $0.11 per diluted common share, of gains related to the sale of an apartment community, two commercial assets, and five land parcels during the period.

First Quarter Highlights

•	Results were better than expected as Core FFO of $1.21 per Share for the first quarter was $0.03 per Share ahead of the mid-point of the company’s guidance range for the quarter.

•
Multifamily portfolio net operating income, or NOI, (on a proforma combined same store basis as described below) increased 2.6% as compared to the same period in the prior year, based on a 3.2% growth in effective rents and 3.1% growth in overall revenue.

•	Physical occupancy for the proforma combined same store portfolio ended the quarter at a strong 95.5%.

•	Resident turnover for the proforma combined same store portfolio was consistent with the prior year and remains low at 56.8% on a rolling twelve month basis.

•	Acquired the remaining two-thirds ownership in two communities containing 562-units from Mid-America Multifamily Fund II, LLC, MAA’s joint venture fund.

•	Sold Brookwood Village Mall and CC Brookwood Village, an office asset, both acquired in the Colonial merger.

•	Sold the 285-unit Willow Creek apartment community located in Columbus, Georgia.

•	Sold five retail land outparcels acquired in the Colonial merger.

•	Completed the construction of one development community during the quarter, and had four communities, containing 999 units, remaining under construction at the end of the first quarter.

•	As a result of better than expected results in the first quarter, guidance for Core FFO per Share for 2014 has been increased to a range of $4.84 to $5.04.

•	On January 28, 2014 MAA celebrated its 20-year anniversary as a publicly traded REIT, during which time the Company provided shareholders with an average annualized total shareholder return of 12.8%.

First Quarter Same Store Operating Results
To ensure comparable reporting periods, our same store portfolio, or MAA Same Store, includes properties which are stabilized and which were owned by us at the beginning of the previous year. In order to provide relevant operating metrics for the first quarter, stabilized communities which were owned and identified by Colonial as same store immediately prior to the merger, or Legacy-Colonial Same Store, are presented on a proforma basis, as if owned by MAA during the prior period. The Proforma Combined Same Store portfolio presentations below represent the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Operating results for the Proforma Combined Same Store portfolio of 73,005 stabilized apartment units for our Large Market and Secondary Market portfolios are presented below:

	Percent Change From				As of
	Three months ended March 31, 2013				March 31, 2014
				Average	Period End
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Proforma Large Markets	3.9%	5.3%	3.0%	4.0%	95.4%
Proforma Secondary Markets	1.9%	1.8%	1.9%	2.2%	95.7%
Proforma Combined Same Store	3.1%	3.9%	2.6%	3.2%	95.5%

Rent per unit increased 4.0% within the large market segment of the portfolio and 2.2% within the secondary market segment from the same point in prior year. Overall physical occupancy was 95.5% at quarter-end, down slightly from 96% at the same point in the prior year. For the quarter, property real estate taxes increased 9.8% from the prior year and represented the largest line item increase among operating expenses.

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Multifamily Acquisition and Disposition Activity
During the first quarter, we acquired the remaining two-thirds ownership in two communities from Mid-America Multifamily Fund II, one of our joint ventures in which we had a one-third ownership interest, for $38.8 million. We acquired Grand Cypress, a 312-unit community located in the Houston, Texas MSA, and Venue at Stonebridge Ranch, a 250-unit community located in the Dallas, Texas MSA. We assumed loans totaling $31.7 million related to the acquisitions.

Also during the first quarter, we sold Willow Creek, a 285-unit community located in Columbus, Georgia. We received gross proceeds of $10.6 million on the sale and recognized a gain during the first quarter of 2014 of approximately $5.5 million.

Commercial and Non-Core Asset Dispositions
During the first quarter, we completed the sale of two operating commercial assets acquired in the Colonial merger. We sold Brookwood Village Mall, and CC Brookwood Village, an office asset, for combined gross proceeds of $80 million, and recorded total related gains of $2.6 million on the sales.

During the first quarter, we sold five land parcels acquired in the Colonial merger. The parcels totaled 10.2 acres and were comprised of two parcels related to Heathrow, a commercial project located in Orlando, Florida, two parcels in Tutwiler, a commercial project located in Birmingham, Alabama, and one parcel in Nord du Lac, a commercial project located in Covington, Louisiana. We received gross proceeds of $3.4 million and recorded net gains of $0.6 million related to the sales during the first quarter.

Development and Lease-up Activity
We had one lease-up community reach full stabilization during the first quarter: River’s Walk located in Charleston, South Carolina, which was 96.3% occupied at the end of the first quarter. We also completed the construction of one community during the quarter, Randal Lakes located in Orlando, Florida, which is included in our lease-up portfolio at quarter end. At the end of the first quarter, four communities remained in lease-up: Station Square at Cosner’s Corner, Fredericksburg, Virginia (90% occupied), Season at Celebrate Virginia II, Fredericksburg, Virginia (85% occupied), CR at Frisco Bridges, Dallas, Texas (80% occupied), and the recently completed Randal Lakes (35% occupied).

We had four multifamily development projects under construction at the end of the first quarter: CR at South End, Charlotte, North Carolina (91% completed), CG at Lake Mary Phase III, Orlando, Florida (90% completed), 220 Riverside, Jacksonville, Florida (50% completed), and CG at Bellevue Phase II, Nashville, Tennessee (33% completed). During the first quarter, we funded an additional $16.3 million of construction and development costs, and we expect to fund an additional $47.3 million to complete these remaining projects.

Redevelopment Activity
We are continuing our redevelopment program at select communities throughout our portfolio. During 2014, we renovated a total of 395 units at an average cost of $3,457 per unit, achieving average rental rate increases of 12% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the combined portfolio totaled $6.1 million for the first quarter of 2014, or approximately $0.08 per Share, resulting in Core Adjusted Funds from Operations, or Core AFFO, of $1.13 per Share for the quarter.

Total property capital expenditures for the combined portfolio during the first quarter were $12.0 million on existing properties, with an additional $1.4 million on redevelopment opportunities.

A reconciliation of Core AFFO to net income attributable to MAA and an expanded discussion of the components of Core AFFO can be found later in this release.

Financing Activity
During the first quarter, MAA entered into a total of $200 million in forward interest rate swap agreements to effectively lock the interest rate on planned future debt transactions. Also, following the end of the first quarter MAA entered into a forward interest rate swap agreement to effectively lock an additional $50 million in planned future debt transactions. These interest rate swap agreements have ten year maturities and are based on an implied average treasury rate of 2.8%.

Balance Sheet
As of March 31, 2014,

•	Debt to total capitalization was 39.0% (based on the March 31, 2014 closing stock price of $68.27),

•	Net debt to gross assets (based on gross book value at March 31, 2014) was 41.8%,

•	Total debt outstanding was $3.5 billion at an average interest rate of 3.8%,

•	97.0% of the total debt was fixed or hedged against rising interest rates for an average of 4.0 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 3.58x and net debt to Recurring EBITDA was 6.17x,

•	Approximately $618.2 million combined cash and capacity under our unsecured credit facility was available, and

•	Unencumbered assets represented 63.9% of gross real estate assets.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

Merger Related Activities
In connection with the merger with Colonial that was consummated on October 1, 2013, we incurred a total of $2.1 million, or $0.03 per Share, of merger related costs during the first quarter, primarily severance, legal and professional costs. The largest portion of merger related costs have been recognized, with some final costs expected to be incurred during the remainder of 2014 as certain employee contracts expire and merger related activities are finalized.

Integration efforts are progressing well, with the Colonial portfolio fully consolidated into our operating structure and with significant progress made toward combining all operating and financial system platforms by mid-2014. During the first quarter, we incurred $3.8 million, or $0.05 per Share, of integration costs, which are primarily related to temporary systems, staffing, and facilities costs, necessary to complete the full integration of the two companies. We expect the majority of integration efforts to be completed by mid-year, and fully completed by year-end.

81st Consecutive Quarterly Common Dividend Declared
Our Board of Directors voted to continue the quarterly dividend at an annual rate of $2.92 per common share and unit and declared its 81st consecutive quarterly common dividend, which was paid on April 30, 2014 to holders of record on April 15, 2014.

2014 Core FFO per Share Guidance
Based on MAA’s performance in the first quarter and revised expectations for both apartment operations and transaction activity over the remainder of the year, we are updating our earnings guidance for 2014. Management believes an increase in the full-year 2014 Core FFO per Share to a range of $4.84 to $5.04 is appropriate. Core FFO per Share is expected to be in the range of $1.15 to $1.27 for the second quarter, $1.19 to $1.31 for the third quarter, and $1.21 to $1.33 for the fourth quarter.

The Company expects recurring capital expenditures of approximately $60 million for 2014, producing AFFO per Share in the range of $4.09 to $4.29 for the full year.

Consistent with earlier guidance, management continues to expect NOI growth for the Proforma Combined Same Store portfolio for the full year in the range of 4% to 5%, based on revenue growth of 3.5% to 4.5% and expense growth of 3% to 4%.

Additional information on our 2014 financial outlook and Core FFO guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of our website at www.maac.com. MAA will host a conference call to further discuss first quarter results on Thursday, May 1, 2014, at 9:00 AM Central Time. The conference call-in number is 866-952-7532, and the moderator’s name is Tim Argo. You may also join the live webcast of the conference call by accessing the Investor Relations section of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant name of Mid-America Apartment Communities, Inc.

About MAA
MAA is a self-administered, self-managed apartment-only real estate investment trust, which owned or had ownership interest in 83,612 apartment units throughout the Sunbelt region of the United States as of March 31, 2014. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements
We consider this and other sections of this press release to contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations and statements about the benefits of our merger with Colonial. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•	difficulty in integrating Colonial’s operations, systems and personnel with ours and certain uncertainties associated with our ability to sell our commercial asset portfolio;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our primary markets, barriers of entry into new markets which we may seek to enter in the future; limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of the Operating Partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•
other risks identified in our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and, from time to time, in other reports we file with the Securities and Exchange Commission, or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date of this press release.

FINANCIAL HIGHLIGHTS
in thousands except per share data
	Three Months Ended
	March 31, 2014	March 31, 2013

Total property revenue	$243,390	$127,743

Multifamily property revenue	$239,209	$221,911
Multifamily property NOI	$144,905	$134,322

Management & leasing fee revenue	$97	$177

Recurring EBITDA	$135,365	$72,173

Net income per share:
Basic	$0.20	$0.50
Diluted	$0.20	$0.50

Funds from operations per share (diluted):
FFO	$1.23	$1.25
Core FFO	$1.21	$1.25
Core AFFO	$1.13	$1.12

Dividends declared per share	$0.7300	$0.6950

Dividends/FFO (diluted) payout ratio	59.35%	55.60%
Dividends/AFFO (diluted) payout ratio	64.60%	62.05%

Consolidated interest expense	$30,676	$15,545
Mark-to-market debt adjustment	7,141	226
Capitalized interest	513	448
Consolidated interest income	(160)	(47)
Total interest incurred	$38,170	$16,172

Principal payments on notes payable	$2,551	$1,370

Recurring EBITDA/Debt Service	3.35x	4.21x
Fixed Charge Coverage (1)	3.58x	4.58x
Total Net Debt (2)/Recurring EBITDA (3)	6.17x	6.24x

(1)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(2)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(3)	Recurring EBITDA represents the three months ended March 31, 2014 on an annualized basis.

FINANCIAL HIGHLIGHTS (CONTINUED)
in thousands except per share data
	As of
	3/31/2014	12/31/2013
Total gross assets	$7,991,081	$7,980,240
Total debt	$3,463,059	$3,472,718
Common shares and units, outstanding end of period	79,217,829	79,058,110
Share price, end of period	$68.27	$60.74
Book equity value, end of period	$3,081,974	$3,118,587
Market equity value, end of period	$5,408,201	$4,801,990
Debt to total market capitalization ratio	39.0%	42.0%
Total net debt/total gross assets	41.8%	42.4%
Unencumbered real estate assets (at cost) to unsecured debt ratio	294.2%	295.1%

CONSOLIDATED STATEMENTS OF OPERATIONS
In thousands except per share data
	Three months ended March 31,
	2014	2013
Operating revenues:
Rental revenues	$220,988	$117,705
Other property revenues	22,402	10,038
Total property revenues	243,390	127,743
Management fee income	97	177
Total operating revenues	243,487	127,920
Operating Expenses:
Property operating expenses	97,363	50,521
Depreciation and amortization	90,013	32,195
Acquisition expense	11	10
Property management expenses	7,011	5,108
General and administrative expenses	4,342	3,239
Merger related expenses	2,076	—
Integration related expenses	3,842	—
Income from continuing operations before non-operating items	38,829	36,847
Interest and other non-property income	160	47
Interest expense	(30,676)	(15,545)
Loss on debt extinguishment/modification	—	(169)
Amortization of deferred financing costs	(1,311)	(804)
Net casualty (loss) gain after insurance and other settlement proceeds	(10)	16
Income before income tax expense	6,992	20,392
Income tax expense	(270)	(223)
Income from continuing operations before (loss) gain from real estate joint ventures	6,722	20,169
(Loss) gain from real estate joint ventures	(24)	54
Income from continuing operations	6,698	20,223
Discontinued operations:
Income from discontinued operations before gain on sale	416	1,782
Net casualty loss after insurance and other settlement proceeds on discontinued operations	(2)	—
Gain on sale of discontinued operations	5,481	—
Income before gain on sale of properties	12,593	22,005
Gain on sale of depreciable assets	2,564	—
Gain on sale of non-depreciable assets	557	—
Consolidated net income	15,714	22,005
Net income attributable to noncontrolling interests	848	825
Net income available for MAA common shareholders	$14,866	$21,180

Earnings per common share - basic:
Income from continuing operations available for common shareholders	$0.12	$0.46
Discontinued property operations	0.08	0.04
Net income available for common shareholders	$0.20	$0.50

Earnings per common share - diluted:
Income from continuing operations available for common shareholders	$0.12	$0.46
Discontinued property operations	0.08	0.04
Net income available for common shareholders	$0.20	$0.50

Dividends declared per common share	$0.7300	$0.6950

SHARE AND UNIT DATA
In thousands
	Three months ended
	March 31,
	2014	2013
NET INCOME SHARES (1)
Weighted average common shares - Basic	74,803	42,354
Weighted average partnership units outstanding	—	1,715
Effect of dilutive securities	—	80
Weighted average common shares - Diluted	74,803	44,149
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,023	44,069
Weighted average common shares and units - Diluted	79,233	44,149
PERIOD END SHARES AND UNITS
Common shares at March 31,	75,009	42,683
Partnership units at March 31,	4,209	1,708
Total shares and units at March 31,	79,218	44,391

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Form 10-Q filed with the Securities and Exchange Commission.

FUNDS FROM OPERATIONS
In thousands except per share data
	Three months ended
	March 31,
	2014	2013
Net income attributable to MAA	$14,866	$21,180
Depreciation and amortization of real estate assets	89,450	31,603
Depreciation and amortization of real estate assets of discontinued operations	42	1,231
Gain on sale of discontinued operations	(5,481)	—
Gain on sale of depreciable assets	(2,564)	—
Depreciation and amortization of real estate assets of real estate joint ventures	199	380
Net income attributable to noncontrolling interests	848	825
Funds from operations	97,360	55,219
Acquisition expense	11	10
Merger related expenses	2,076	—
Integration related expenses	3,842	—
Gain on sale of non-depreciable assets	(557)	—
Mark-to-market debt adjustment	(7,141)	(226)
Loss on debt extinguishment	—	169
Core funds from operations	95,591	55,172
Recurring capital expenditures	(6,053)	(5,605)
Core adjusted funds from operations	$89,538	$49,567

Weighted average common shares and units - Diluted	79,233	44,149

Funds from operations per share and unit - Diluted	$1.23	$1.25
Core funds from operations per share and unit - Diluted	$1.21	$1.25
Core adjusted funds from operations per share and unit - Diluted	$1.13	$1.12

CONSOLIDATED BALANCE SHEETS
In thousands
	March 31, 2014	December 31, 2013
Assets
Real estate assets
Land	$862,833	$871,316
Buildings and improvements	6,467,714	6,366,701
Furniture, fixtures and equipment	201,361	199,573
Capital improvements in progress	103,100	166,048
	7,635,008	7,603,638
Accumulated depreciation	(1,191,115)	(1,124,207)
	6,443,893	6,479,431
Undeveloped land	59,191	63,850
Corporate property, net	7,919	7,523
Investments in real estate joint ventures	2,982	5,499
Real estate assets, net	6,513,985	6,556,303
Cash and cash equivalents	121,901	89,333
Restricted cash	37,876	44,361
Deferred financing cost, net	16,304	17,424
Other assets	57,356	91,637
Goodwill	4,106	4,106
Assets held for sale	34,135	38,761
Total Assets	$6,785,663	$6,841,925

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,785,161	$1,790,935
Unsecured notes payable	1,677,898	1,681,783
Accounts payable	15,174	15,067
Fair market value of interest rate swaps	17,937	20,015
Accrued expenses and other liabilities	197,997	206,190
Security deposits	9,522	9,270
Liabilities associated with assets held for sale	—	78
Total liabilities	3,703,689	3,723,338
Redeemable stock	4,828	5,050
Shareholders' equity
Common stock	749	747
Additional paid-in capital	3,604,117	3,599,549
Accumulated distributions in excess of net income	(694,150)	(653,593)
Accumulated other comprehensive losses	2,691	108
Total MAA shareholders' equity	2,913,407	2,946,811
Noncontrolling interest	163,739	166,726
Total equity	3,077,146	3,113,537
Total liabilities and shareholders' equity	$6,785,663	$6,841,925

NON-GAAP FINANCIALS AND OTHER DEFINITIONS

Average Effective Rent per Unit
Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit is equal to total revenue divided by the average daily physical occupancy per unit.

Core Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. MAA believes that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, asset impairment, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Legacy-Colonial Same Store
Legacy-Colonial Same Store represents the Colonial Same Store portfolio which was in place at the time of our merger with Colonial. Because these properties have only been owned by MAA since October 1, 2013, they are not included in the MAA Same Store portfolio. See Same Store Portfolio for more information regarding inclusion. These properties have

NON-GAAP FINANCIALS AND OTHER DEFINITIONS (CONTINUED)

been identified in certain tables to provide proforma combined same store results as if the properties had been owned by MAA in prior periods. These properties will be eligible to join the MAA Same Store portfolio in January 2015.

MAA Same Store
MAA Same Store represents our current same store portfolio consisting of the Same Store Portfolio which was in place immediately prior to our merger with Colonial Properties Trust. Colonial Properties Trust communities will not be eligible to enter the MAA Same Store portfolio until January 2015. See Same Store Portfolio for further information regarding inclusion.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions and communities in development or lease-up.

Proforma Combined Same Store Portfolio
Proforma Combined Same Store portfolio represents the MAA Same Store and the Legacy-Colonial Same Store portfolios considered as a single portfolio.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. MAA believes Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com